Exhibit 10.3
JOINT VENTURE DEVELOPMENT AGREEMENT
     THIS AGREEMENT, entered into by and between KYKUIT RESOURCES, LLC, an Ohio limited liability company, hereinafter designated and referred to as “Operator”, and HEMUS, LTD, a Texas limited liability company, hereinafter designated and referred to herein as “Non-Operator”.
WITNESSETH:
     WHEREAS, the parties to this agreement are owners of oil and gas leases and/or oil and gas interests in the land identified in Exhibit “A”, and the parties hereto have reached an agreement to explore, and develop these leases and/or oil and gas interests for the production of oil and gas and to develop and construct a pipeline system for purposes of gathering and transporting oil and gas within and from the Contract Area to market, as hereinafter provided,
     NOW, THEREFORE, it is agreed as follows:
ARTICLE I.
DEFINITIONS
     As used in this agreement, the following words and terms shall have the meanings here ascribed to them:
     A. The term “Affiliate” means, when used with a reference to a specified party, (i) any person or entity that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified party, (ii) any person or entity that is an officer, partner, member, board member, owner or trustee of, or serves in a similar capacity with respect to, the specified party or of which the specified party is an officer, partner, member, board member, owner or trustee, or with respect to which the specified party serves in a similar capacity.
     B. The term “oil and gas” shall mean oil, gas, including coal bed gases, casinghead gas, gas condensate, and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.
     C. The terms “oil and gas lease”, “lease” and “leasehold” shall mean the oil and gas leases and options to lease covering tracts of land lying within the Contract Area which are owned by the parties to this Agreement.
     D. The term “oil and gas interests” shall mean unleased fee and mineral interests in tracts of land lying within the Contract Area which are owned by parties to this Agreement.

     E. The term “Contract Area” shall mean all of the lands, oil and gas leasehold interests and oil and gas interests intended to be developed and operated for oil and gas purposes under this Agreement. Such lands, oil and gas leasehold interests and oil and gas interests are described in Exhibit “A”.
     F. The term “drilling unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a drilling unit is not fixed by any such rule or order, a drilling unit shall be the drilling unit as established by the pattern of drilling in the Contract Area or as fixed by express agreement of the Drilling Parties.
     G. The term “drillsite” shall mean the oil and gas lease or interest on which a proposed well is to be located.
     H. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this Agreement.
     I. The terms “Non-Drilling Party” and “Non -Consenting Party” shall mean a party who elects not to participate in a proposed operation.
     J. The term “Pipeline System” shall mean the pipeline system that will be developed and constructed pursuant to this Agreement for purpose of gathering and transporting gas within and from the Contract Area to market.
     Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.
ARTICLE II.
EXHIBITS
     The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:
A.	Exhibit “A” shall include the following information:
(i)	Identification of lands subject to this Agreement,

(ii)	Restrictions, if any, as to depths, formations, or substances,

(iii)	Percentages or fractional interests of parties to this Agreement,

(iv)	Oil and gas leases and/or oil and gas interests subject to this Agreement,

(v)	Addresses of parties for notice purposes,

(vi)	Location of the initial drilling operations,

(vii)	Lease royalties and overriding royalties.
B.	Exhibit “B”: Plat and Legal Description of AMI.

C.	Exhibit “C”: Accounting Procedure.

D.	Exhibit “D”: Insurance.

E.	Exhibit “E”: Intentionally Omitted.

F.	Exhibit “F”: Memorandum of Joint Venture Development Agreement.

G.	Exhibit “G”: Form of Partial Assignment.
     If any provision of any exhibit is inconsistent with any provision contained in the body of this Agreement, the provisions in the body of this Agreement shall prevail.
ARTICLE III.
INTERESTS OF PARTIES
A. Assignment:
     Simultaneously with the execution hereof, Hemus, Ltd. shall assign to Kykuit Resources, LLC, without warranty of title, express or implied, except by, through or under Hemus, Ltd., seventy-five percent (75%) of Hemus, Ltd.’s interest in the Leases listed in Exhibit “A” using the form of Partial Assignment attached hereto and made a part hereof as Exhibit “G”. Hemus, Ltd. hereby represents that it has not burdened the Leases with any burdens except an overriding royalty equal to the difference between existing burdens and eighty-one and one-half percent (81.5%) Other than the foregoing, Non-Operator hereby represents that (i) it has not burdened the Leases with burdens beyond the lessor’s royalty, and (ii) that the rental payments due on all Leases shall be paid in full as of the Effective Date of this Agreement.
B. Interests of Parties in Costs and Production:
     Unless changed by other provisions, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own the Pipeline System, and all production of oil and gas from the Contract Area subject to the payment of royalties, overriding royalties and other payments which shall be born by the parties to the extent set forth and provided in the attached Exhibit “A”.
     Regardless of which party has contributed the lease(s) and/or oil and gas interest(s) hereto on which royalty is due and payable, each party entitled to receive a share of production of oil and gas from the Contract Area shall bear and shall pay or deliver, or cause to be paid or delivered, to the extent of its interest in such production, the royalty, overriding royalty and other payments stipulated in Exhibit “A” and shall hold the other parties free from any liability therefor. No party shall ever be responsible, however, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if any such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected lease shall bear the additional royalty burden attributable to such higher price.
C. Excess Royalties, Overriding Royalties and Other Payments:
     Unless changed by other provisions, if the interest of any party in any lease covered hereby is subject to any royalty, overriding royalty, production payment or other burden on production in excess of the amount stipulated in Exhibit “A”, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify and hold the other parties hereto harmless from any and all claims and demands for payment asserted by owners of such excess burden.
D. Subsequently Created Interests:
     If any party should hereafter create an overriding royalty, production payment or other burden payable out of production attributable to its working interest hereunder, or if such a burden existed prior to this Agreement and is not set forth in Exhibit “A”, or was not disclosed in writing to all other parties prior to the execution of this Agreement by all parties, or is not a jointly acknowledged and accepted obligation of all parties (any such interest being hereinafter referred to as “subsequently created interest” irrespective of the timing of its creation and the party out of whose working interest the subsequently created interest is derived being hereinafter referred to as “burdened party”), then (1) if the burdened party is required under this Agreement to assign or relinquish to any other party, or parties, an or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said subsequently created interest and the burdened party shall indemnify and save said other party, or parties, harmless from any and all claims and demands for payment asserted by owners of the subsequently created interest and, (2) if the burdened party fails to pay, when due, its share of expenses chargeable hereunder. All provisions of Article VII shall be enforceable against the subsequently created interest in the same manner as they are enforceable against the working interest of the burdened party.
ARTICLE IV.
TITLES
A. Title Examination:
     The Operator may obtain a title examination on the drillsite of any proposed well prior to commencement of drilling operations and/or a title examination on the leases and/or oil and gas interests included, or planned to be included, in the drilling unit around such well. At the time a well is proposed, each party contributing leases and/or oil and gas interests to the drillsite, or to be included in such drilling unit, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. The cost incurred in this title program shall be borne as follows: Costs incurred by Operator in procuring abstracts and all curative material and fees paid outside attorneys, brokers, filing fees, etc. for title examination (including preliminary, supplemental, shut-in gas royalty opinions and division order title opinions) shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”.
     Operator shall be responsible for securing curative matter and pooling amendments or agreements required in connection with leases or oil and gas interests. Operator shall be responsible for the preparation and recording of pooling designations or declarations as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders.
B. Losses or Failure of Title:
     All losses of Leases or interests committed to the Agreement, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A”. This shall include but not be limited to the loss of any Lease or interest through failure to develop or because express or implied covenants have not been performed, and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Areas on account of any joint loss.
ARTICLE V.
OPERATOR
A. Designation and Responsibilities of Operator:
     1. Operator’s Duties: Kykuit Resources, LLC shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area pursuant to the terms of this Agreement. Operator shall have no liability as Operator to the other parties for losses sustained or liabilities incurred, except such as may result from gross negligence or willful misconduct.
     2 Status of Operator: Non-Operators agree and understand that Operator is not selling or leasing any goods or services under the provisions of this Agreement as contemplated by any deceptive trade practices acts of the States of Montana, Ohio and/or Texas and any provisions to the contrary herein notwithstanding, it is intended that the activities of Operator are considered as an accommodation to Non-Operator for which Operator is to be reimbursed on the basis and at the rates set forth herein.
     3. Operatorship: Kykuit Resources, LLC is hereby granted the right to contract with third parties for all or any part of the services to be rendered by Operator under the terms of this Agreement.

B. Resignation or Removal of Operator and Selection of Successor:
     1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to the Non-Operator(s). If Operator terminates its legal existence, no longer owns an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operator(s), except the selection of a successor. Operator may be removed if it becomes insolvent, bankrupt or is placed in receivership. Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any subsidiary, parent or successor corporation shall not be the basis for removal of Operator.
     2. Selection of Successor Operator: Upon the resignation or removal of Operator, the Non-Operator shall become the Operator. If there is more than one Non-Operator at the time, then the successor operator shall be selected by a majority vote (excluding the Operator) of the parties owing an interest in the Contract Area.
C. Employees:
     The number of employees used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees shall be the employees of Operator.
D. Drilling Contracts:
     All wells drilled on the Contract Area shall be drilled on a competitive pricing basis at the usual rates prevailing in the area. Operator may employ its own or Affiliates’ tools and equipment in the drilling of wells, provided that the charges therefor shall not exceed the prevailing rates in the area.
E. Filing By Operator:
     To the extent permitted by law, all of the parties to this Agreement hereby designate Operator to be their agent and attorney-in-fact in connection with all filings and applications, reports, etc., required by each and every Federal and State regulatory body, commission or agency having regulatory jurisdiction over the oil and/or gas produced from the properties covered by this Agreement, including, but not limited to, any filings with F.E.R.C. or other Federal, State or local governmental bodies which may be required under the terms of the Natural Gas Policy Act and other energy legislation or the regulations which may have been issued by any such governmental body pursuant thereto; provided, however, that all parties to this Agreement agree to indemnify and hold harmless Operator from any loss risk, cost and expense resulting from Operator’s making such filings in their behalf and each party agrees to bear and be responsible for his share of any refund obligation which may become due in the event any such governmental body should determine that prices received in the sale of oil or gas exceed the maximum price permitted by law. Nothing contained in this Agreement shall be construed to create any fiduciary relationship between Operator and Non-Operator.
ARTICLE VI.
DRILLING AND DEVELOPMENT
A. Initial Wells:
     It is estimated that Operator shall commence the drilling of the Wells (“Initial Test Wells”) for oil and gas at the location described in Exhibit “A” on or before November 1, 2007, and shall thereafter continue the drilling of the well with due diligence to unless granite or other practically impenetrable substance or condition in the hole, which renders further drilling impractical, is encountered at a lesser depth, or unless all parties agree to complete or abandon the well at a lesser depth.
     If, in Operator’s judgment, the well will not produce oil or gas in paying quantities, and it wishes to plug and abandon the well as a dry hole, the provisions of Article VI.F.1. shall thereafter apply.
B. Subsequent Operations:
     1. Proposed Operations: When the Operator desires to drill any well within the Contract Area other than the well provided for in Article VI.A., or to rework, deepen or plug back a dry hole drilled at the joint expense of all parties or a well(s) jointly owned by all the parties and not then producing in paying quantities, the Operator shall give the other parties written notice of the proposed operation, specifying the work to be performed, the location, proposed depth, objective formation and the estimated cost of the operation. The parties receiving such a notice shall have thirty (30) days after receipt of the notice within which to notify the Operator whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to rework, plug back or drill deeper may be given by telephone, facsimile or email and the response period shall be limited to forty-eight (48) hours (inclusive of Saturdays, Sundays, and holidays). Failure of a party receiving such notice to reply within the period above fixed shall constitute an election by that party to participate in the cost of the proposed operation. Any notice or response given by telephone shall be promptly confirmed in writing.
     If all parties elect to participate in such a proposed operation, Operator shall commence the proposed operation and complete it with due diligence at the risk and expense of all parties hereto; subject, however, to delays resulting from obtaining permits from governmental authorities, surface rights (including rights-of-way), appropriate drilling equipment, title examination or curative matters.

     2. Operations by Less than All Parties: If any party receiving such notice as provided in Article VI.B.l. elects not to participate in the proposed operation, and the Operator nevertheless elects to go forward with the proposed operation, then the Operator, after the expiration of the applicable notice period, shall advise the Consenting Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within twenty-four (24) hours after receipt of such notice, shall advise the Operator of its desire to (a) not participate in the proposed operation or (b) carry its proportionate part of Non-Consenting Parties’ interest. Failure to advise the proposing party shall be deemed an election under (b). The Operator at its election, may withdraw such proposal if there is insufficient participation and shall promptly notify all parties of such decision in writing.
     If less than all parties elect to participate in the proposed operation, and if the Operator elects to nevertheless go forward with the proposed operation, then (i) the entire cost and risk of conducting such operations shall be borne by the Consenting Parties; and (ii) unless otherwise agreed to in writing by the Operator, the Non-Consenting Party shall not be permitted to participate in any proposed operation located within a 640 acre block surrounding the operation in which the Non-Consenting Party declined to participate.
     If the operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. If any well drilled, reworked, deepened or plugged back under the provisions of this Article results in a producer of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk and the well shall then be turned over to Operator and shall be operated by it at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have permanently relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party’s interest in the well and share of production therefrom and the Non-Consenting Parties shall have no right to any proceeds from the well.
     Consenting Parties shall be responsible for the payment of all production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.D.
     In the case of any reworking, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.
     “Reworked” or “reworking”, as used in this Agreement, shall include perforating, cleaning out, acidizing, fracturing, testing, completing (in the same horizon or in a deeper or shallower horizon), plugging back or any other operation for the purpose of maintaining, restoring or increasing production which does not involve the drilling of an additional hole.
     3. Stand-By Time: When a well which has been drilled or deepened has reached its authorized depth, stand-by costs incurred pending response to a party’s notice proposing a reworking, deepening, plugging back or completing operation in such a well shall be charged and borne as part of the drilling or deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2, shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.
C. Development of Pipeline System:
     Operator shall direct and shall have full control of all operations relating to the development and construction of the Pipeline System. All costs associated with developing and constructing the Pipeline System shall be subject to the payment provisions of Article VII.E. and charged to the Joint Account. All parties must participate in all costs relating to the Pipeline System in accordance with each party’s respective interest in the Contract Area as set forth in Exhibit “A”, and there shall be no “Non-Consenting Parties” with regard to the development and construction of the Pipeline System. Operator shall have no liability to the other parties for losses sustained or liabilities incurred relating to the Pipeline System, except such as may result from gross negligence or willful misconduct.
D. No Taking Production In Kind:
     Operator shall have the right to purchase all oil and gas products from the Contract Area or attempt to sell it to others at any time and from time to time, for the account of the Non-Operator. Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of the Non-Operator share of oil under the terms of any existing contract of Operator shall not give the Non-Operator any interest in or make the Non-Operator party to said contract.
E. Access to Contract Area and Information:
     Each party shall have access to the Contract Area at all reasonable times, at its sole cost and risk to inspect or observe operations, and shall have access at reasonable times to information pertaining to the development or operation thereof, including Operator’s books and records relating thereto. Each party shall have the right upon reasonable notice to inspect all forms or reports filed with governmental agencies, daily drilling reports, well logs, tank tables, daily gauge and run tickets and reports of stock on hand at the first of each month, and samples of any cores or cuttings taken from any well drilled on the Contract Area. The cost of gathering and furnishing information to Non-Operator shall be charged to the Non-Operator that requests the information.
F. Abandonment of Wells:
     1. Abandonment of Dry Holes: Any well which has been drilled or deepened under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all Consenting Parties in connection with that well. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (inclusive of Saturdays, Sundays, and holidays) after receipt of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or deepening such well.
     2. Abandonment of Wells that have Produced: Any well which has been completed as a producer shall not be plugged and abandoned without the consent of all Consenting Parties in connection with that well. If, within thirty (30) days after receipt of notice of the proposed abandonment of any well, all such Consenting Parties do not agree to the abandonment of such well, those wishing to continue its operation from the interval(s) of the formation(s) then open to production shall tender to each of the other Consenting Parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning. Provided, however, any party who receives notice of a proposal to plug and abandon a well shall have the right within forty-eight (48) hours after receipt of the notice to take over the well for additional testing by any method at such party’s sole cost and expense. Any party electing to take a well over for additional testing subsequent to receipt of a notice to plug and abandon such well shall be required to commence such additional testing within thirty (30) days after their election to conduct the same. After such testing, if the party elects to plug and abandon the well, the well shall be returned to the Operator, but the testing party shall be responsible for any excess costs of plugging and abandoning caused by such testing operations. Each abandoning party shall assign the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the well and related equipment, together with its interest in the leasehold estate as to, but only as to, the interval or intervals of the formation or formations then open to production. If the interest of the abandoning party is or includes an oil and gas interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the interval or intervals of the formation or formations then open to production, for a term of one (1) year and so long thereafter as oil and/or gas is produced from the interval or intervals of the formation or formations covered thereby, such lease to be in a form mutually agreeable to the parties.
     The assignments or leases so limited shall encompass the “wellbore” only of the well being abandoned. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portion of the Contract Area.

     Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the interval or intervals then open. Upon request, and at the Operator’s election, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing interval(s) assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.
     3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.l. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.
ARTICLE VII.
EXPENDITURES AND LIABILITY OF PARTIES
A. Liability of Parties:
     The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in this Article VII are given to secure only the debts of each severally. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.
B. Liens and Payment Defaults:
     1. Each Non-Operator hereby grants to Operator a lien and security interest upon (and a contractual right to setoff in and to) the interest of Non-Operator in its oil and gas rights in the Contract Area, a security interest in its share of oil and gas when extracted, and in the proceeds from the sale of oil and gas, and a security interest in its equipment and other Collateral (as hereinafter defined) in order to secure payment by Non-Operator of its obligations hereunder, which lien and security interest shall be prior and superior to any lien or security interest that may hereafter be created upon such interest. In addition, each Non-Operator grants to the Operator a lien upon all of the rights, titles and interests of such granting party, whether now existing or hereafter acquired, in and to (a) the oil, gas and other minerals in, on and under the Contract Area; (b) any oil, gas and mineral leases covering the Contract Area or any portion thereof; (c) any oil and gas interest within the Contract Area; and (d) granting party’s rights, titles, interests, claims, general intangibles, proceeds and products thereof, whether now existing or hereafter acquired, in and to (i) all oil, gas and other minerals produced from the Contract Area when produced, (ii) all accounts receivable accruing or arising as a result of the sale of such oil, gas and other minerals from the Contract Area, (iii) all cash or other proceeds from the sale of such oil, gas and other minerals once produced, and (iv) all oil or gas wells and other surface and subsurface equipment and facilities of any kind or character located in the Contract Area and the cash or other collateral is or will become fixtures on the Contract Area, and the interest of each party in and to the oil, gas and other minerals when extracted from the Contract Area and the accounts receivable accruing or arising as the result of the sale thereof shall be financed at the wellhead of the well or wells located on the Contract Area. Upon the failure of Non-Operator to timely pay its share of costs and expenses hereunder when due and owing as prescribed herein, then and in such event the lien and security interest referred to above in this Subparagraph, and the obligations secured thereby may be enforced forthwith either through judicial proceedings or by the sale by Operator of Non-Operator’s interest (i) in the lands and leases covered hereby and (ii) the Collateral, or any or all, which sale may be made in one or more sales, either at public sale, with notice to Non-Operator, for such price and on such terms as Operator in its sole discretion exercised in good faith may determine, or by public sale in such manner as may be prescribed by law for the state where such property is located for the enforcement, foreclosure or conduct of sales under powers of sale contained in mortgages or deeds of trust, or for enforcement of security interests under the UCC (as hereinafter defined), all as Operator may elect; and Operator shall have the right to determine in its sole discretion whether or not to require as a condition of any such sale (whether made by virtue of judicial proceedings or under the power of sale or UCC remedies hereby given to Operator) that the purchaser assume Non-Operator’s obligations hereunder. The proceeds of any such sale or sales and all other monies received by Operator in any proceedings or actions for the enforcement of such lien and the obligations secured thereby (including any sales pursuant to a judgment obtained pursuant to the subparagraph above) be applied as follows:
          First: To the payment of all necessary costs and expenses incident to such sale or sales and the enforcement of such lien and security interest and the obligations secured thereby, including, but not limited to, reasonable attorney’s fees;
          Second: To the payment of the amount in default; and: The remainder, if any, shall be paid to Non-Operator or to any party (including such purchaser) who may be lawfully entitled to receive the same.
     The recitals contained in any assignment evidencing a foreclosure sale or sale pursuant to foreclosure under applicable law or for enforcement of security interests under the UCC by Operator under the provisions hereinabove conferred shall be full proof of the matters therein stated, and no other proof shall be requisite of the necessity for, or propriety of, such sale shall or any fact, condition or thing incident thereto; and all prerequisites of such sale shall be conclusively presumed to have been performed. Operator shall have the right to become the purchaser at any foreclosure sale held by Operator pursuant to the power hereinabove conferred or by any receiver or public officers.
     As used herein, “Collateral” means the interest of Non-Operator in the properties covered hereby now owned or hereafter acquired insofar as such properties consist of accounts, general intangibles and instruments (as the latter three terms are defined in the Uniform Commercial Code, the “UCC”, as codified in Montana), whether directly or indirectly or by agreement or force of law are attributable to or connected with Non-Operator’s business transactions relating to such properties, general intangibles, accounts and contract rights arising in connection with the sale or other disposition of Hydrocarbons or other minerals, instruments, inventory, equipment, Hydrocarbons, other minerals, fixtures located in, on or under the lands and leases covered hereby and any and all other personal property (at any time used on or in connection with the lands and leases covered hereby) of any kind or character defined in and subject to the provisions of the UCC, including the proceeds and products from any and all of such personal property and other property, rights and other items described in this sentence. It is understood that a portion of the properties herein described may be and the security interest and lien created in this Article VII will attach to (i) fixtures on the lands and leases covered hereby and (ii) minerals or the like (including Hydrocarbons, oil and gas) produced or to be produced from the lands and leases covered hereby or the accounts subject the respective section of the UCC that addresses the UCC resulting from the sale therefrom and are financed at the wellhead or minehead of the wells or mines located on the lands and leases covered hereby. “Hydrocarbons” means oil, gas, casinghead gas, drip and natural gasoline, condensate and all other liquid or gaseous hydrocarbons. The name of the record owner of the Collateral is Non-Operator.
     If any party fails or is unable to pay its share of expense within the time period set forth herein, the non-defaulting parties, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. Each party so paying its share of the unpaid amount shall, to obtain reimbursement thereof, be subrogated to the security rights described in the foregoing paragraph.
C. Additional Remedies:
     If any party fails to pay its share of any cost, including any advance which it is obligated to make under any provision of this Agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B., the Operator may pursue any of the following remedies:
     1. Suspension of Rights: Operator may suspend any or all of the rights of the defaulting party granted by this Agreement until the default is cured, without prejudice to the right of the non-defaulting party to continue to enforce the obligations of the defaulting party theretofore accrued or thereafter accruing under this Agreement. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, and the right to elect to participate in an operation proposed under Article VI.B of this Agreement.
     2. Deemed Non-consent: Operator may declare the defaulting party to be a Non-Consenting Party, in which event if the billing is for the drilling of a new well or the plugging back, sidetracking, reworking, or deepening of a well which is to be or has been plugged as a dry hole, or for the completion or recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Consenting Party with respect thereto under Article VI.B. to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. Any interest relinquished pursuant to this Article VII.C.2. shall be offered by Operator (or by the Non-Operators if Operator is the defaulting party) to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be liable to contribute their shares of the defaulted amount.
     3. Collection of Payments: Operator may institute appropriate legal action to collect all sums owed by Non-Operator hereunder, plus interest at JP Morgan Chase prime rate plus 3% not to exceed 12% from the date such costs or expenses were payable to the Operator pursuant hereto until paid, and any and all expenses incurred in connection with such legal action, including reasonable attorneys fees as provided in subsection D below.
D. Legal Fees for Payment Delinquency:
     Should any Non-Operator fail to timely pay its proportionate part of any amounts owed under this Agreement, Operator’s rights shall include the right to charge such Non-Operator for all legal expenses including but not limited to reasonable attorney’s fees, court costs, and costs of collection incurred in connection with collecting such amount, which the lien provided for herein shall also secure.
E. Payments and Accounting:
     1. Operator may pay and discharge expenses incurred in the development and operation of the Contract Area (including the costs relating to developing and constructing the Pipeline System) pursuant to this Agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C”. Alternatively, Operator shall have the right to request and receive from Non-Operator payment in advance of its respective share of the cost outlay for the successive three (3) months operation. Such prepayment request shall accompany the AFE, and shall specify the amount to be prepaid and the estimated commencement date of the next operation. Operator shall keep an accurate record of the joint account hereunder showing expenses incurred and charges and credits made and received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “C” until paid. The estimated amount to be paid by Non-Operator for the initial operation is Three Hundred Seventy-Five Thousand Dollars ($375,000.00), which is estimated to cover Non-Operator’s share of the first ten (10) wells to be drilled.
     2. Any prepayment required by Operator pursuant to Article VII.E.1. above must be received by Operator within fifteen (15) days of the receipt of such request, or 48 hours after the receipt of such request in the event a drilling rig is on location. Non-Operator shall pay Operator in cash the full amount of such request. Upon receipt of the prepayment, Operator shall credit the amount to Non-Operator’s account for the payment of its share of costs of such Operation, and following the end of each month, Operator shall charge such account with Non-Operator’s share of actual costs incurred during such month.
     3. Payment of an advance shall in no event relieve Non-Operator of its obligation to pay its share of the actual cost of an Operation as provided for herein, and when the actual costs have been determined, Operator shall adjust the accounts of the Parties by refunding any net amounts due or involving Non-Operator for additional sums owing, which additional sums shall be paid in accordance with the Accounting Procedure-Joint Operations attached hereto.
     4. If Non-Operator fails to pay within the time period set forth above, then Non-Operator may, at Operator’s election, be deemed Non-Consenting Party in such Operation and shall subject to the penalties and/or forfeiture provisions set forth in Article VII.B. through D. of this Agreement.
F. Rentals, Shut-in Well Payments and Minimum Royalties:
     Rentals, shut-in well payments and minimum royalties which may be required under the terms of’ any lease shall be paid by the Operator and charged to the Joint Account, or prepaid by all parties to the Operator pursuant to Article VII.E. and charged to the Joint Account. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.
     Should Operator, at any time, not desire to pay rentals or shut-in payments under any lease, as they fall due, it shall notify, in writing, the Non-Operators, at least (30) days in advance of the date when such payments accrue, of such desire; and, Operator shall not be required to pay such rentals or shut-in payments unless at least twenty (20) days before the rental or shut-in payment date a Non-Operator should request Operator, in writing, to pay the rentals or shut-in payments for its account. If such request is received by Operator within the time specified, Operator shall thereupon use its best efforts to make any such payments and shall bill such Non-Operator for such payments. Such bill for any such payments shall be promptly paid to Operator. Operator and each Non-Operator not timely requesting payment of such rentals or shut-in payments shall thereafter assign their interests in said lease to the Non-Operators paying said rentals or shut-in payments free and clear of all burdens on production except Lessor’s royalties, and such other burdens (i) in existence on the date hereof and (ii) described in Exhibit “A”; and such lease shall no longer be affected by the terms and provisions of this contract.
     In relation to delay rentals, Operator shall submit to the parties reports of the monthly delay rental payments that will be due and payable on leases subject hereto at least thirty (30) days in advance of such payments being due, together with the due dates for such payments, Operator’s recommendations for the payment or non-payment thereof and a general description of the lands covered by same. A party may elect to terminate its interest in a lease or leases by providing written notice to Operator and all other parties hereto then owning an interest in said lease or leases, to the effect that the notifying party will not participate in the next ensuing delay rental payment with respect to such lease or leases at least fifteen (15) days in advance of such payments being due. Failure to notify Operator and such other parties of a party’s election at least fifteen (15) days in advance of the rental payment due date shall be deemed an election to participate in payment of rentals. If at any time a party elects not to participate in payment of a delay rental, then the parties electing to participate in the payment shall have the right to assume their respective proportionate shares of the interest in the affected lease of the party electing not to participate by providing written notice to the other participating parties and Operator after receipt of the notice of a party’s election not to participate. Failure to provide such notice shall be deemed an election not to assume an interest. In the event that after such elections an interest in the affected lease remains that has not been assumed, Operator shall notify the participating parties, who may elect to assume their respective proportionate shares of such remaining interest by providing written notice within forty-eight (48) hours after receipt of notice of the interest that is available; failure to provide such notice shall be deemed an election not to assume an additional interest. It after all such elections, an interest remains that has not been assumed by a party, then, at Operators sole discretion, the Operator may elect either to assume the remaining interest and make the delay rental payment or elect not to make the rental payment and allow the affected lease or leases to lapse.
     A party electing to terminate its interest in a lease or leases shall assign its interest therein to the participating parties free of any overriding royalty interests, net profits interests or other burdens or encumbrances other than the lessors royalties and any burdens listed on Exhibit “A” hereof. Any such lease or leases shall be removed from the terms of this Agreement but shall be subject to the terms of an identical operating agreement between the participating parties with the interests of the parties changed on Exhibit “A”.
G. Taxes:
     Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on leases and oil and gas interests contributed by such Non- Operator. If the assessed valuation of any leasehold estate is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such leasehold estate, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties in advance for their proportionate shares of all tax payments in the manner provided in Exhibit “C”.
     If Operator considers any tax assessment, improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protest assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C”.

     Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of oil and/or gas produced under the terms of this Agreement.
H. Insurance:
     At all times while operations are conducted hereunder, Operator shall comply with the workmen’s compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self -insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C”. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached to and made a part hereof. Operator shall require all contractors engaged in work on or for the Contract Area to comply with the workmen’s compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.
I. Overpayments:
     Should it ever be determined that Operator or any other party is required to make any refund on oil, gas, or other minerals produced or sold from the Contract Area, then each Party hereto shall bear its proportionate part of the cost of any such refund to the extent that (a) runs paid from production to said Party and (b) Lessor’s royalties and overriding royalties paid on leases included in the Contract Area attributable to proceeds paid to such Party exceed the permitted price, plus any interest thereon ordered by the regulatory authority or Court, or agreed to by Operator; and Non-Operators shall hold Operator harmless from such overpayment. If Operator advances funds to satisfy any of the Non-Operators’ proportionate part of such contribution, and with the right to apply runs from production accruing from the Contract Area toward satisfying any refund obligation. Operator may also elect to pursue his remedies granted under Article VII and/or any other remedy allowed herein or at law or in equity.
ARTICLE VIII.
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST
A. Surrender of Leases:
     The leases covered by this Agreement, insofar as they embrace acreage in the Contract Area shall not be surrendered in whole or in part unless all parties consent thereto.
B. Renewal or Extension of Leases:
     If any party secures a renewal of any oil and gas lease subject to this Agreement, all other parties shall be notified promptly in writing, and shall have the right for a period of fifteen (15) days following receipt of such notice in which to elect to participate in the ownership of the renewal lease, insofar as such lease affects lands within the Contract Area by paying to the party who acquired it their several proper proportionate shares of the acquisition cost allocated to that part of such lease within the Contract Area, which shall be in proportion to the interests held at that time by the parties in the Contract Area.
     If some, but less than all, of the parties elect to participate in the purchase of a renewal lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal lease. Any renewal lease in which less than all parties elect to participate shall not be subject to this Agreement. Each party who participates in the purchase of a renewal lease shall be given an assignment of its proportionate interest therein by the acquiring party. The provisions of this Article shall apply to renewal leases whether they are for the entire interest covered by the expiring lease or cover only a portion of its area or an interest therein. The provision in this Article shall also be applicable to extensions and top lease(s) of oil and gas leases.
C. Maintenance of Uniform Interest:
     For the purpose of maintaining uniformity of ownership in the oil and gas leasehold interests covered by this Agreement, no party shall sell, encumber, transfer or make other disposition of its interest in the leases embraced within the Contract Area and in wells, equipment and production unless such disposition covers either: (1) the entire interest of the party in all leases and equipment and production; or (2) an equal undivided interest in all leases and equipment and production in the Contract Area. Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other parties. No sale or assignment of interest by any party will relieve or release such party of its obligations hereunder, and such party shall be and remain liable for all obligations incurred by it until all monies due and accounts payable attributable to its interest and accruing out of the development and operation of the lease(s) subject hereto during the period of its ownership of an interest herein, shall have been paid in full by the party assigning its interest and the Operator has been furnished with a certified copy of a recorded instrument evidencing the sale or assignment.
     If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this Agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the oil and gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.
D. Waiver of Rights to Partition:
     Each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

E. Preferential Right to Purchase:
     Should any Non-Operator desire to sell, transfer, pledge, or encumber all or any part of its interests under this Agreement (a “Selling Party”), or its rights and interests in the Contract Area, it shall promptly give written notice to the Operator (a “Sale Notice”), which Sale Notice shall include all material terms of the proposed transfer, including the price at which the Selling Party will be willing to sell its interest to the Operator (“Seller’s Offer Price”).The Operator shall then have an optional prior right, for a period of ten (10) days after receipt of the Sale Notice, to (i) notify the Seller in writing that it will purchase the Selling Party’s interest at the Seller’s Offer Price, or (ii) notify the Seller in writing that it will not purchase the Selling Party’s interest at the Seller’s Offer Price, in which case the written notice shall also state the price, if any, that the Operator would be willing to pay for the interest being offered by the Selling Party, (the “Purchaser’s Best Offer”). If the Operator agrees to purchase the Selling Party’s interest, then said sale shall close within ninety (90) days of the date of the Sale Notice. If the Operator declines to purchase the Selling Party’s interest, then, for a period of six (6) months following the date of the Sale Notice (the “Free Sale Period”), the Selling Party may sell its interest to any third party, provided, however, that if the purchase price to be paid by any third party in connection with the sale (the “Third Party Offer Price”) is equal to or less than the amount equal to Purchase’s Best Offer plus ten percent (10%), then Operator shall have the optional prior right to purchase the Selling Party’s interest at the Third Party Offer Price. In the event that the Selling Party fails to close any transaction within the Free Sale Period, then the Selling Party shall not be permitted to sell, transfer, pledge or encumber its interest without first issuing a new Sale Notice and further fully complying with the provision of this Article VIII(E). Notwithstanding the foregoing, there shall be no preferential right to purchase where (i) the proposed transfer occurs within thirty (30) days of the Closing Date of the Purchase and Sale Agreement; or (ii) a Non-Operator proposes to transfer less than one-half of its total interest in the Contract Area.
F. Selling Party Liability:
     Unless otherwise agreed in writing, in the event any party to this Agreement sells, assigns, conveys or otherwise disposes of its interest herein to a third party or parties, the conveying party shall remain fully liable for performance of all its duties and obligations set forth in this Agreement, including, but not limited to any obligation to pay its share of expense of developing and operating the Contract Area, and the purchasing party shall, as a condition of its purchase, agree to abide by the terms and conditions of this Agreement in writing in a form approved by the Operator.
G. Separate Measurement of Production:
     If a diversity of the working interest ownership in production from a well or a lease subject to this Agreement occurs as a result of operations by less than all parties pursuant to any provisions of this Agreement, it is agreed that the oil and other liquid hydrocarbons produced from the well or wells completed by the consenting Party or Parties shall be separately measured by standard metering equipment to be properly tested periodically for accuracy, and the setting of a separate tank battery will not be required unless the purchaser of the production or governmental regulatory body having jurisdiction will not approve metering for separately measuring the production.
H. Separate Measurement Facilities:
     In the event of a transfer, sale, encumbrance or other disposition of interest within the Contract Area that necessitates the separate measurement of production, the party creating the necessity for such measurement shall alone bear the cost of purchase, installation and operation of such facilities.
ARTICLE IX.
INTERNAL REVENUE CODE ELECTION
     This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or an association for profit between or among the parties hereto. Notwithstanding any provision herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A”, of the Internal Revenue Code of 1954, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1. Subtitle “A”, of the Internal Revenue Code of 1954, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.
ARTICLE X.
CLAIMS AND LAWSUITS
     Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed ONE HUNDRED THOUSAND Dollars ($100,000.00) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount Operator shall not settle the claim without first obtaining the consent of all parties, which consent shall not be unreasonably withheld. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this Agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder.
ARTICLE XI.
FORCE MAJEURE
     If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable.
     The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.
     The term “force majeure”, as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, Blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.
ARTICLE XII.
NOTICES
     All notices authorized or required between the parties and required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be given in writing by mail or email, postage or charges prepaid, or by telex or telecopier and addressed to the parties to whom the notice is given at the addresses listed on Exhibit “A”. The originating notice given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed, and the time for such party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail, with postage or charges prepaid or sent by email or telecopier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice hereof to all other parties.

ARTICLE XIII.
TERM OF AGREEMENT
     This Agreement shall remain in full force and effect so long as any of the oil and gas leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise. No party hereto shall ever be construed as having any right, title or interest in or to any lease or oil and gas interest contributed by any other party beyond the term of this agreement. It is agreed, however, that the termination of this agreement shall not relieve any party hereto from any liability which has accrued or attached prior to the date of such termination.
ARTICLE XIV.
COMPLIANCE WITH LAWS AND REGULATIONS
A. Laws, Regulations and Orders:
     This agreement shall be subject to the conservation laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, or finances, rules, regulations, and orders.
B. Governing Law:
     This agreement and all matters pertaining hereto, including, but not limited to, matters of performance, non -performance, breach, remedies, procedures, rights, duties and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located.
C. Regulatory Agencies:
     With respect to operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or predecessor or successor agencies to the extent such interpretation or application was made in good faith. Each Non-Operator further agrees to reimburse Operator for any amounts applicable to such Non-Operator’s share of production that Operator may be required to refund, rebate or pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.
     Non-Operators authorize Operator to prepare and submit such documents as may be required to be submitted to the purchaser of any crude oil sold hereunder or to any other person or entity pursuant to the requirements of the “Crude Oil Windfall Profit Tax Act of 1980”, as same may be amended from time to time (“Act”), and any valid regulations or rules which may be issued by the Treasury Department from time to time pursuant to said Act. Each party hereto agrees to furnish any and all certifications or other information which is required to be furnished by said Act in a timely manner and in sufficient detail to permit compliance with said Act.
ARTICLE XV.
AREA OF MUTUAL INTEREST
     It is agreed that the lands described in Exhibit “B” shall constitute an Area of Mutual Interest, hereinafter sometimes referred to as “AMI” between the parties hereto, which shall remain in force and effect for the life of this Agreement.
     In the event any of the parties hereto, hereinafter sometimes referred to as the “Acquiring Party”, hereafter acquires, either directly or indirectly, a leasehold interest, mineral interest or other interest in the production of oil, gas or other minerals with regard to lands within the AMI, including lessor’s royalty, said acquiring party shall give written notice of the acquisition to the other parties hereto within thirty (30) days after the acquisition of said interests. Said notice shall include copies of all instruments of conveyance, paid drafts or checks, itemized invoices of the actual costs incurred, and other available data concerning said acquisition and including burdens and obligations relating to such acquisition. Each of the other non-acquiring parties shall have the option to participate in said acquisition and to bear its share of all acquisition costs, burdens, obligations, conditions, covenants, requirements and terms relating to such acquisition, to the extent of its interest as set forth in Exhibit “A” attached hereto. Said option may only be exercised within thirty (30) days after the actual receipt of the written notice of acquisition, or within forty-eight (48) hours following receipt of said notice, exclusive of Saturday, Sunday and legal holidays, in the event a rig is on location within the AMI and the written notice so specifies, whichever is applicable. In the event a party elects to exercise its option to participate in said acquisition, said party shall give written notice thereof to the Acquiring Party within the period of time specified hereinabove. Each party exercising its option to participate in said acquisition shall bear and assume its proportionate share of all acquisition costs, burdens, obligations, conditions, covenants, requirements and terms relating to such acquisition, to the extent of its interest as set forth in Exhibit “A” attached hereto. To the extent a lease covers acreage inside and outside the AMI, the portion situated outside the AMI shall be offered to the parties and this Agreement shall be amended to include the acreage outside the AMI. The failure of any non-acquiring party to give written notice of its election to participate within one of the periods of time specified herein, whichever is applicable, shall be deemed to be an election not to participate in said acquisition. In the event fewer than all parties hereto elect to participate in any acquisition, each participating party’s proportionate share of the acquisition shall be based on the ratio in which the interest of said participating party as set forth on Exhibit “A”, relates to the interest of all parties participating in said acquisition. However, in such event, any party whose share of such acquisition is increased shall have the option to not participate in such acquisition or to participate for less than the full amount of its increased interest, and the remaining interest shall then be offered proportionately to the other participating parties. All acquisition costs, burdens, obligations, conditions, covenants, requirements and terms shall be assumed and borne by the acquiring parties in accordance with said ratio. Any acquisition in which fewer than all parties elect to participate shall not be subject to this Agreement; however, the participating parties shall be treated as if they have entered into a Joint Venture Development Agreement covering said acquisition which shall be identical to this Agreement in all respects, with the exception of the interests of the parties as set forth on Exhibit “A”, attached hereto, which shall be modified to reflect the interests of the participating parties in the acquisition.
     Each party electing to participate in such acquisition shall pay its proportionate share of the acquisition costs to the Acquiring Party, as determined hereinabove, within thirty (30) days after receipt of an invoice therefor. The failure of any party to tender its share of acquisition costs within said thirty (30) days shall result in an automatic forfeiture of said party’s rights to said acquisition and assignment, and shall be deemed to be an election by said party not to participate in said acquisition.
ARTICLE XVI.
MISCELLANEOUS
A. Recording Supplement:
     At Operator’s election, the parties hereto agree to execute the Memorandum of Joint Venture Development Agreement attached to this Agreement as Exhibit “F” (the “Memorandum”) for the purpose of giving record notice to third parties of the existence of this Agreement and of the mortgage lien and security interest created by Non-Operator, as debtor, to Operator, as the secured party. Such Memorandum may be recorded by Operator or by any Non-Operator in any county in which the Contract Area is located and/or with the Secretary of the State of Montana. The Parties agree to execute and return the Memorandum within fifteen (15) days of receipt of the Memorandum and the request by Operator or any non-Operator to execute the same. The Memorandum shall constitute a non-standard form financing statement under the terms of the Uniform Commercial Code of the state in which the Contract Area is located and, as such, may be filed for record in the records of any County in which the Contract Area is located and/or with the Secretary of the State of Montana.
B. Bankruptcy:
     If, following the granting of relief under the Bankruptcy Code to any party hereto as debtor thereunder, this agreement should be held to be an executory contract under the Bankruptcy Code, then any remaining party shall be entitled to a determination by debtor or any trustee for debtor within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this agreement. If the debtor or any trustee determines to assume this agreement, the party seeking determination shall be entitled to adequate assurances as to the future performance of debtor’s obligations hereunder and the protection of the interests of all parties. The debtor shall satisfy its obligation to provide adequate assurances by either advancing payments or depositing the debtor’s proportionate share of expenses in escrow.
C. Data Confidentiality:
     Any information, data, or other material provided to the parties hereto shall be held by each party in confidence for the term of this Agreement and, subject to the requirements of any governmental authority having jurisdiction, shall not be released to anyone who is not a party hereto without the consent of the parties hereto being first obtained. The foregoing confidentiality provisions shall not apply to (a) any requirements of an applicable Oil, Gas and Mineral lease which stipulates that the lessor thereunder is to be provided with data generated by operations on the lease, (b) information which is or becomes, through no fault of a party, part of the public knowledge, (c) information which is or becomes available to a party without obligation of confidence from sources having the legal right to disclose the information, the sources being other than a party hereto, or (d) information provided to third parties who agree in writing to observe the confidentiality provisions of this Operating Agreement if such third parties are (i) providing consulting or professional services with respect to the party’s interest in the Contract Area, (ii) potential bona-fide lenders, who will be secured by the party’s interest, or assignees of the party’s interest, or (iii) potential bona-fide purchasers of production from the Contract Area or of a party’s interest in the Contract Area.
D. Press Releases:
     Non-Operator shall not, at any time, issue to the press or other media any news release or distribute any information or photographs, concerning the premises covered hereby, without the prior approval of all of the Operator.
E. Which Parties Have Consent:
     Whenever the consent of all parties is required under the provisions of this Agreement, it means the consent of all parties having a cost interest in the well involved at the time such consent is required or all parties who are participating in an operation which requires consent. All “consents” communicated by a non-operating Drilling Party and/or Consenting Party are only deemed complete by the payment of legal tender, within the time period required by the applicable provision of this Agreement, to the Operator of the full amount that the notice giving rise to such consent states such Drilling Party or Consenting Party is to pay, such amount being otherwise identified within the estimated cost or statement submitted by Operator by AFE or otherwise together with Operator’s notice leading to the election to participate or not participate in the proposed operation; i.e., a party may not communicate to Operator its agreement to participate (“Consent”) without tendering as provided herein its share of the estimated costs, as enumerated by Operator, for the activity for which such Consent is directed. The failure by a party to pay its share of such costs as provided herein, in legal tender, shall put such party in non-consent status and the same applicable non-consent provisions of this Agreement shall apply.
F. General Provisions:
     1. This, agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, devisees, legal representatives, successors and assigns.
     2. This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

     3. The parties hereto acknowledge and declare that this Agreement is the result of extensive negotiations between themselves. Accordingly in the event of any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by either party hereto.
     IN WITNESS WHEREOF, this agreement shall be effective as of 3rd day of August, 2007.

OPERATOR KUYKUIT RESOURCES, LLC an Ohio limited liability company
By	John D. Oil and Gas, Inc.,
Its: Managing Member

By:	/s/ Gregory J. Osborne
Gregory J. Osborne
President of John D. Oil and Gas, Inc.

NON-OPERATOR HEMUS, LTD. a Texas limited liability company.
By:	/s/ Solly Hemus
Solly Hemus, President